January 31, 2018 Exhibit 10.1

Leslie C. Kass
44 Blackberry Dr.
Hudson, OH 44236

Dear Leslie:

The purpose of this letter is to formally offer you the position of President and Chief Executive Officer of Babcock & Wilcox Enterprises, Inc. (the “Company”), effective January 31, 2018 (the “Effective Date”). The position reports to the Board of Directors of the Company (the “Board”) and is located in Barberton, Ohio.

The details of this offer of employment are as follows:

1.	Your annualized base salary will be $750,000, or $62,500 per month (paid one-half on the 15th and other half at the end of the month).

2.
You will continue to be eligible for participation in the Executive Incentive Compensation Plan at a target award of 100% of your base earnings. The change in your target percentage for 2018 to 100% will be effective on the Effective Date.

3.
You also will continue to be eligible to receive equity grants under our long-term incentive program. Your 2018 grant will be made during our annual grant cycle (typically during the first quarter of a year) and will be valued at $1,500,000. The equity grant will consist a mix of award types (e.g., restricted stock units, performance units, stock options, etc.) and on such terms and conditions as determined by the Compensation Committee of the Board.

In future years, you will be eligible to receive grants of equity during the annual grant cycle subject to market data and individual performance. All long term incentive awards are subject to approval by the Compensation Committee of the Board.

4.	You will be considered for future merit/promotional salary increases based on your performance, relevant market data and practices established by the Compensation Committee of the Board.

5.	You will receive 160 hours of vacation per calendar year.

6.	You will continue to be eligible to participate in Company benefits as detailed in the individual plan documents, including The Babcock & Wilcox Company Thrift Plan, Defined

Contribution Restoration Plan, Supplemental Employee Retirement Plan, Executive Severance Plan and all health and welfare benefit plans provided to our employees. You will also continue to participate in the Company sponsored financial planning services as currently provided by Ayco.

7.	You are currently a party to a Change-in-Control Agreement, which will be replaced with the Company’s standard Change-in-Control Agreement providing a 2.99 severance multiple.

8.
Your will continue to be subject to the Company’s stock ownership guidelines requiring executives to acquire and hold a minimum number of shares of B&W common stock within five years. As a result of your position, you will be subject to a 5x multiple under those guidelines.

If you wish to accept our offer, please acknowledge your acceptance of this employment offer by signing and dating the original copy of this letter at the space provided below and scan the signed document back to Ben Bash, Senior Vice President, Human Resources at bhbash@babcock.com.

I very much look forward to your acceptance of our offer.

Best regards,

/s/ E. James Ferland	January 31, 2018
E. James Ferland	Date
Chairman of the Board of Directors

I understand and accept the terms of the employment offer as set forth above.

/s/ Leslie C. Kass	January 31, 2018
Leslie C. Kass	Date